As filed with the Securities and Exchange Commission on June 23, 2017.

Registration No.: 333-215749

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST INTERSTATE BANCSYSTEM, INC.
(Exact name of registrant as specified in its charter)

Montana	6022	81-0331430
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

401 North 31st Street
Billings, Montana 59116
(406) 255-5390
(Address of Principal Executive Offices and Zip Code)

Kevin P. Riley
President and Chief Executive Officer
First Interstate BancSystem, Inc.
401 North 31st Street
Billings, Montana 59116
(406) 255-5390
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kirk D. Jensen, Esq.
Executive Vice President, General Counsel and Corporate Secretary
First Interstate BancSystem, Inc.
401 North 31st Street
Billings, Montana 59116
Phone: (406) 255-5390

Approximate date of commencement of proposed sale of the securities to the public: The merger of Cascade Bancorp with and into First Interstate BancSystem, Inc. was consummated on May 30, 2017. First Interstate BancSystem, Inc. is

hereby amending this registration statement to deregister shares of its Class A Common Stock, no par value per share, which were originally registered to be issuable to the shareholders of Cascade Bancorp in connection with the merger.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. □
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
[ ] Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
[ ] Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)
This Post-Effective Amendment No. 2 to Registration Statement on Form S-4 (No. 333-215749) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 2 to Form S-4 Registration Statement (File No. 333-215749) is being filed solely to include the proper number previously inaccurately disclosed as the requisite number of shares of Class A Common Stock, no par value per share, required to be removed from registration following the completion on May 30, 2017, of the merger of Cascade Bancorp with and into the registrant, all pursuant to the undertaking of the registrant contained in the Form S-4 Registration Statement originally filed by the registrant with the Securities and Exchange Commission on January 26, 2017, as amended and declared effective by the Commission on April 7, 2017.
Pursuant to the Form S-4 Registration Statement, 11,839,179 shares of the registrant’s Class A Common Stock were registered for possible issuance to the shareholders of Cascade Bancorp in connection with the merger. Following the completion of the merger, the registrant filed with the Commission on June 9, 2017, Post-Effective Amendment No. 1 to Form S-4 Registration Statement in order to remove from registration the excess number of shares of Class A Common Stock registered under the registration statement but not required to be issued in connection with the merger. The number of excess shares of Class A Common Stock determined to be included in the first amendment, however, was inadvertently incorrectly calculated. The actual number of shares of Class A Common Stock required to be issued in the merger has been determined to be 11,326,119 shares. Therefore, in accordance with the undertaking of the Company set forth in the registration statement, the registrant hereby removes from registration the 513,060 shares of the registrant’s Class A Common Stock registered under the Securities Act of 1933 pursuant to the registration statement but not required for issuance to the shareholders of Cascade Bancorp in connection with the merger.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to Form S-4 Registration Statement (File No. 333-215749) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billings, State of Montana, on June 23, 2017.

FIRST INTERSTATE BANCSYSTEM, INC.

By:	/s/ Kirk D. Jensen
Executive Vice President, General Counsel and Corporate Secretary